SENECA FOODS CORPORATION
                                   1162 Pittsford-Victor Road
                                   Pittsford, New York 14534



                                       September 30, 1998



VIA EDGAR SUBMISSION

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

         Re: Seneca Foods Corporation: Registration Statement on Form S-3 Under the Securities Act of 1933, as amended (the "Act"), Registration No.: 333-27711

Ladies and Gentlemen:

         In accordance with Rules 477 and 478 of the General Rules and Regulations under the Act, because the Registrant at the time of filing was ineligible to use Form S-3, the Registrant, Seneca Foods Corporation, hereby requests that the above-referenced Registration Statement be withdrawn.

                                         Very truly yours,

                                         SENECA FOODS CORPORATION



                                          By: /s/ Kraig H. Kayser
                                          Name:    Kraig H. Kayser
                                          Title:  Chief Executive Officer


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